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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               D.R. HORTON, INC.
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            (Exact Name of Registrant as Specified in its Charter)

             Delaware                                       75-2386963
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(State of Incorporation or Organization)       (IRS Employer Identification No.)

   1901 Ascension Blvd., Suite 100
         Arlington, Texas                                     76006
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(Address of principal executive offices)                   (zip code)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [X]                                   box. [ ]

Securities Act registration statement file
number to which this form relates:                         ---------------
                                                           (If Applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                     Name of Each Exchange on Which
         to be so Registered                          Each Class is to be
         -------------------                              Registered
                                                      -------------------

6 7/8% Convertible Subordinated Notes Due 2002      New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of class)
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                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

     Pursuant to the Agreement and Plan of Merger, dated as of December 18, 1997, between the Registrant and Continental Homes Holding Corp., a Delaware corporation ("Continental"), subject to stockholder approval of the two companies, Continental will merge with and into the Registrant (the "Merger"), with the Registrant as the surviving corporation. The 6 7/8% Convertible Subordinated Notes due 2002 (the "Securities") were issued by Continental on November 10, 1995 and on December 5, 1995 in the aggregate principal amount of $86,250,000. As of the date hereof, the Securities are outstanding in the aggregate principal amount of $86,093,000. On the effectiveness of the Merger (the "Effective Time"), the Registrant, as successor to Continental, will assume all the obligations of Continental under the Securities and the Indenture, dated as of November 1, 1995, between Continental and Manufacturers and Traders Trust Company, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of April 20, 1998, between the Registrant and the Trustee, pursuant to which the Securities were issued. In addition, at the Effective Time, the Securities will become convertible into the number shares of Common Stock, par value $.01, of the Registrant ("Horton Common Stock") equal to the product of the conversion rate of the Securities immediately prior to the Effective Time (42.105 shares of Common Stock, par value $.01, of Continental per $1,000 principal amount) times the exchange ratio of 2.25, or 94.73625 shares of Horton Common Stock per $1,000 principal amount. The Securities are described in the information set forth under the caption entitled "Description of Notes" in the Prospectus previously filed by Continental pursuant to Rule 424(b) (Registration No. 33-63539) November 7, 1995 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which is incorporated herein by reference. At the Effective Time, the Securities will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Prospectus) of the Registrant, as successor to Continental, and will be also effectively subordinated to all liabilities of the Registrant's subsidiaries.
As of March 31, 1998, on a pro forma basis after giving effect to the effectiveness of the Merger, the aggregate amount of outstanding indebtedness that, by the terms of the Securities, will be senior to such Securities, was approximately $771,000,000.The Indenture does not prohibit or limit the ability of the Registrant or any of its subsidiaries to incur additional Senior Indebtedness or other indebtedness. See "Description of Notes" referenced above.

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Item 2.  Exhibits.
         --------

Exhibit No.       Description
-----------       -----------
1                 Indenture, dated as of November 1, 1995, between Continental and Manufacturers and Traders Trust Company, as Trustee, incorporated herein by reference from Exhibit 4.1 to Continental's Form 10-Q filed with the Securities and Exchange
                  Commission on January 13, 1996 (SEC File No. 0-14830).

2* Form of First Supplemental Indenture, dated as of April 20, 1998, between D.R. Horton, Inc. and Manufacturers and Traders Trust Company, as Trustee.


*                 Filed herewith.
-----------------------------------


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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                D.R. HORTON, INC.

Date:  April 13, 1998                          By: /s/ DAVID J. KELLER
                                                   -----------------------------
                                                         David J. Keller
                                                     Chief Financial Officer

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                                 EXHIBIT INDEX
                                 -------------




EXHIBIT                   DESCRIPTION OF EXHIBIT
-------                   ----------------------

1 Indenture, dated as of November 1, 1995, between Continental and Manufacturers and Traders Trust Company, as Trustee, incorporated herein by reference from Exhibit 4.1 to Continental's Form 10-Q filed with the Securities and Exchange Commission on January 16, 1996 (SEC File No. 0-14830).

2* Form of First Supplemental Indenture, dated as of April 20, 1998, between D.R. Horton, Inc. and Manufacturers and Traders Trust Company, as Trustee.

*                         Filed herewith.

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